Exhibit 10.6

Description of Non-Employee Director Compensation Program

Regional Management Corp. (the “Company”) maintains a non-employee director compensation program pursuant to which:

•	each non-employee director receives an annual cash retainer of $30,000 payable in quarterly installments ($50,000 in the case of the chairman of the Board of Directors);

•

each member of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee receives an additional annual cash retainer of $10,000 payable in quarterly installments ($20,000 in the case of the chairman of each committee);

•	each member of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee receives a $1,500 meeting fee for each committee meeting attended;

•

each non-employee director receives on an annual basis shares of restricted common stock of the Company in an amount equal to $90,000 ($110,000 in the case of the chairman of the Board of Directors), divided by the fair market value per share of common stock on the date of grant; and

•

each member of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee receives on an annual basis additional shares of restricted common stock of the Company in an amount equal to $10,000 ($20,000 in the case of the chairman of each committee), divided by the fair market value per share of common stock on the date of grant.

The restricted stock awards are granted on the fifth business day after the date of the annual stockholders meeting at which directors are elected. Each award vests and becomes non-forfeitable as to 100% of the shares subject to the award on the earlier of the first anniversary of the date of grant or the date of the next annual stockholders meeting, subject to the director’s continued service from the date of grant until the vesting date, or upon the earlier occurrence of the director’s termination of service as a director by reason of death or disability or upon a change in control of the Company. In the event of the director’s termination of service for any other reason, the director forfeits the award as of the date of termination. Each award is subject to the terms and conditions of the Regional Management Corp. 2011 Stock Incentive Plan and a restricted stock award agreement, the form of which was previously approved by the Compensation Committee and the Board of Directors and filed with the Securities and Exchange Commission.